Exhibit 10.4

CHANGE IN CONTROL
EMPLOYMENT AGREEMENT

AGREEMENT by and between PPG Industries, Inc., a Pennsylvania corporation (the “Company”), and ___________________ (the “Executive”), dated as of ____________________.

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions. (a) The “Effective Date” shall mean the first date during the Change in Control Period (as defined in Section l(b)) while the Executive is an employee of the Company on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the

Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) The “Change in Control Period” shall mean the period commencing on the date hereof and ending on the earlier of (i) the Executive's date of Retirement, or (ii) the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate the earlier of (i) the Executive's date of Retirement, or (ii) three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change in Control Period shall not be so extended.

(c) “Retirement” shall mean the Executive's termination of employment on or after (i) with respect to a participant in the PPG Industries, Inc. Retirement Income Plan, an Executive's “normal retirement date” as defined in the PPG Industries, Inc. Retirement Income Plan, provided such termination is voluntary, (ii) with respect to any Executive that the Company may subject to compulsory retirement under the Age Discrimination in Employment Act (29 U.S.C. § 621 et. seq.) (ADEA) as a “bona fide executive or a high policy maker”, such Executive's “normal retirement date”, (iii) with respect to a participant in the PPG Industries Defined Contribution Retirement Plan, the Executive's Social Security normal retirement date, provided that such termination is voluntary, or, (iv) with respect to a participant in which the provisions in (i) through (iii) are not applicable, the Executive's attainment of age sixty-five (65), provided the termination is voluntary.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) The “Compensation Multiplier” shall mean: (i) if the Executive is subject to compulsory retirement, then the number of years and fractions of years remaining (such fractions to be expressed as the number of whole months and any partial month, divided by 12) from the Executive's Date of Termination (as defined in Section 5(e)) to his normal retirement date, not to exceed three, or, (ii) if the Executive is not subject to compulsory retirement, then the multiplier shall be three.

(f) “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company, determined in accordance with Section 409A of the Code and any regulations or other guidance thereunder.

2. Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and

Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(e) A majority of the Board otherwise determines that a Change in Control shall have occurred.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier of (i) the Executive's date of Retirement and (ii) the third anniversary of the Effective Date, (the “Employment Period”).

4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120‑day period immediately preceding the Effective

Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve‑month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary during the Employment Period, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive's target bonus under the Company's Incentive Compensation Plan for Key Employees, Omnibus Incentive Plan, or any comparable bonus under any predecessor or successor plan, for the fiscal year in which the Effective Date occurs. Each such Annual Bonus shall be paid no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120‑day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall retain any fringe benefits applicable to the Executive such as payment of club dues, and use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120‑day period immediately preceding the Effective Date.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 90th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 90 days after such receipt, the Executive shall not have returned to full‑time performance of the Executive's duties. For purposes of this

Agreement, “Disability” shall mean disability which, after the expiration of more than 52 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), including a failure to follow any applicable Company policies or directives, after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

(ii) the engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of (i) of this Section 5(b), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the

Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three‑quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof;

(iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement.

In order to qualify as a termination for “Good Reason” all of the following conditions must occur: (1) the Executive must terminate employment with the Company within a period of two (2) years following the initial existence of circumstances constituting “Good Reason” under (i) through (v) above, (2) the Executive must give notice of the circumstances constituting “Good Reason” under (i) through (v) above within ninety (90) days of the initial existence of such circumstances, and (3) the Company must have a period of thirty (30) days following receipt of the Executive's notice to remedy such circumstances.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause; Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Executive's Annual Bonus and (II) the Executive's target bonus under the Company's Incentive Compensation for Key Employees, Omnibus Incentive Plan, or any comparable bonus under any predecessor or successor plan, for the fiscal year in which the Date of Termination occurs (such higher amount being referred to as the “Highest Target Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the amount equal to the product of (1) the Executive's Compensation Multiplier and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Target Bonus. And

C. to the extent permitted under applicable law, the sum of:

(1) in respect of retirement benefits provided to the Executive in the form of a defined benefit plan, program or arrangement (if any), an amount equal to the difference between (x) the actuarial equivalent of all benefits under the Company's defined benefit retirement plans and arrangements (whether qualified or non-qualified and whether funded or unfunded) (the “DB Retirement Plans”) in which the Executive participates (utilizing actuarial assumptions no less favourable to the Executive than those in effect immediately prior to the Effective Date) which the Executive would receive or accrue if the Executive's employment continued for a number of years (including fractional parts, if any) equal to the Executive's Compensation Multiplier after the Date of Termination, assuming for this purpose that all accrued benefits are fully vested, but not taking into account any amount of deemed compensation in such years, and (y) the actuarial equivalent of the Executive's actual benefits (paid or payable), if any, under the DB Retirement Plans as of the Date of Termination, and

(2) in respect of retirement benefits provided to the Executive in the form of a defined contribution retirement plan, program or arrangement (if any), an amount equal to the present value of any employer contributions the Executive would have received or accrued under the Company's defined contribution retirement plans and arrangements (whether qualified or non-qualified) in which the Executive participates if the Executive's employment continued for a number of years (including fractional parts, if any) equal to the Executive's Compensation Multiplier after the Date of Termination, but excluding for this purpose any salary or pay deferral contributions to such plans or arrangements that are deemed to be employer contributions under applicable law;

(ii) for a number of years (including fractional parts, if any) equal to the Executive's Compensation Multiplier after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the Company's life insurance, medical and dental plans if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, and the Executive shall pay any portion of such cost as is required to be borne by peer executives of the Company generally with respect to such benefits, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive life insurance, medical or dental benefits under another employer provided plan, the life insurance, medical and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. The Company's provision of any in-kind benefits to, or reimbursement of expenses incurred by, the Executive with respect to the benefits to be provided under this Section 6(a)(ii) shall be available only to the extent that (1) neither the provision of in-kind benefits nor the reimbursement of any expense incurred in one taxable year shall affect the amount available in another taxable year; (2) any such reimbursable expenses are actually incurred during the applicable covered period and reasonably substantiated; (3) any reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred; and (4) the right to any in-kind benefits or reimbursement is not subject to liquidation or exchange for another benefit. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed for the number of years (including fractional parts, if any) after the Date of Termination equal to the Executive's Compensation Multiplier and to have retired on the last day of such period; and

(iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies in accordance with the terms and conditions of such applicable plan, program, policy or practice or contract or agreement (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

(c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Compliance with Section 409A. Notwithstanding the foregoing, and solely to the extent required by Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if the Executive is deemed to be a Specified Employee as of the date of the Executive's “separation from service” (within the meaning of Section 409A of the Code and the regulations ) from the Company, no payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of the Executive's separation from service shall be made earlier than the date that is six (6) months and one day following the date on which the Employee separates from service with the Company. This Agreement is intended to comply with Section 409A of the Code, where applicable, and will be interpreted and applied in a manner consistent with that intention.

7. Non‑exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this agreement.

8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set‑off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

9. Limitations Applicable to Certain Change in Control Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties would be incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the value of any such Payments payable under this Agreement which constitute “parachute payments,” as determined by the Accounting Firm (as hereinafter defined), shall be reduced by such amount (the “Payment Reduction”) so that the present value of all Payments (calculated in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code and the regulations thereunder), in the aggregate, equals three (3) times the Executive's “base amount” (within the meaning of Section 280G(b)(3) of the Code), minus one dollar ($1.00); provided, however, that no Payment Reduction shall be applied under this provision if the Accounting Firm determines that, on a net after-tax basis (including all applicable state and local taxes), the Executive would retain a greater amount of the Payments following payment of any applicable Excise Tax on the unreduced amount of such Payments than the amount of the Payments retained following reduction of the Payments as provided above.

(b) All determinations required to be made under this Section 9, including whether and when any Payments would be subject to the Excise Tax, the amount of any Payments subject to the Excise Tax, whether Payments should be reduced and the amount of the Payment Reduction pursuant to the provisions of Section 9(a), and the assumptions to be utilized in arriving at such determinations, shall be made by Deloitte & Touche LLP or such other certified public accounting firm as may be designated by the Executive with the approval of the Company (which approval shall not be unreasonably withheld) (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Payments shall be subject to the Excise Tax as a result of any reduction in Payments as provided under Section 9(a), it shall furnish the Company with an opinion that the Company's tax deduction with respect to any Payment or any portion of a Payment shall not be disallowed under Section 280G of the Code. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall be given an opportunity to advise as to the order in which any Payment Reduction shall be applied to Payments under this Agreement, provided that the Accounting Firm shall retain discretion to make all final determinations with respect to the order of any such reductions.

(c) If, as a result of any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm under Section 9(a), the Accounting Firm subsequently determines that (i) a Payment Reduction should have been made and was not, or a larger Payment Reduction should have been made in accordance with Section 9(a) (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to the Executive, shall be repaid by the Executive to the Company in full, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, within thirty (30) days after the Executive receives notice of the Accounting Firm's determination; provided, however, that the amount of the Overpayment to be repaid by the Executive to the Company shall be reduced to the extent that the Accounting Firm determines that such portion of the Overpayment to be repaid will not be offset by a corresponding reduction in any applicable Excise Tax by reason of such repayment of the Overpayment, or (ii) a Payment Reduction was made and should not have been made, or a smaller Payment Reduction should have been made in accordance with Section 9(a) (an “Underpayment”), any such Underpayment shall be due and payable by the Company to the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, within thirty (30) days after the Company receives notice of the Accounting Firm's determination.

(d) Where a determination is made that no Payments would be subject to the Excise Tax, either based on the unreduced amount of the Payments or the amount of any Payments following application of the Payment Reduction, in the event of a claim by the Internal Revenue Service that, if successful, would result in any Payment being subject to the Excise Tax, the Executive and the Company agree to cooperate reasonably and in good faith in order effectively to contest any such claim.

10. Other Employment. (a) The Executive shall have no obligation to seek or accept other employment after termination of employment with the Company in mitigation of the amount of payment received from the Company pursuant to this Agreement. However, in the event that the Executive does accept other employment, he shall be required to return to the Company such part (if any) of the payment received from the Company pursuant to this Agreement as may be required by the provisions of Section 10(b).

(b) If the Executive obtains employment with another employer within the period of time after his Termination Date that is equal in years (and fractions thereof, if any) to such Executive's Compensation Multiplier (the “Mitigation Period”), then the Executive shall remit to the Company such portion of the Executive's lump sum payment from the Company (without interest) which is equal to the cash value of any salary and bonus payments received (or earned but deferred) from his new employer during the Mitigation Period.

11. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

12. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

_________________
_________________
_________________

If to the Company:

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)‑(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof and any such other agreement shall be null and void in its entirety and of no effect.

IN WITNESS WHEREOF and intending to be legally bound hereby, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the date first written above.

__________________________

PPG INDUSTRIES, INC.

By:
Name: ______________________
Title: _______________________

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